Monmouth Real Estate Investment Corp.

Opening Remarks June 6th

REITWeek 2008: NAREIT’s Investor Forum

Having been established and publicly traded since 1968, Monmouth Real Estate Investment Corporation (MREIC) is one of the oldest REITs in attendance. We specialize in single tenant industrial properties leased to investment grade companies on long-term net leases. On July 31, 2007, we completed the strategic combination with Monmouth Capital Corporation. This resulted in increasing the size of our industrial property portfolio by fourteen properties and increasing the total capitalization of the Company by approximately $86 million.  MREIC now owns 57 industrial buildings and one shopping center totaling 6,000,000 square feet of gross leasable area.  Our portfolio is geographically diversified throughout 25 states and is currently 98% leased.  Lease renewals and property expansions are proceeding on a favorable basis.

MREIC has outstanding 24,000,000 shares with a market cap of approximately $170 million.  We also have $33 million in preferred equity outstanding and approximately $200,000,000 in mortgage debt. All of our mortgage debt is fixed at an average rate of 6.5%.  MREIC owns $40 million in net-leased industrials free and clear and an additional $25 million in industrials subject to only $6 million in mortgage debt.  In addition, we currently own $20 million in marketable securities.

The influx of attractive real estate investments that management has been predicting is now occurring.  A prominent national broker for net-leased industrials reports that there are a substantial number of properties on the market.  MREIC has also been offered a large package of FedEx properties.  As I’m sure you are aware, the mortgage market for financing acquisitions is difficult at this time.  We believe that for investment grade tenants financing is available at 70% of value at interest rates of between 6% and 6.5%.  Acquiring a large portfolio at 7.5% to 8% can be accretive to MREIC’s earnings.

Our Funds From Operations (FFO) for fiscal 2008 (which ends on Sep. 30th) are projected to be approximately $0.50 per share. This includes a $2.5 million non cash write-down in securities held for sale as well as a $500,000 loss on our interest rate futures contracts. Adding back these non-recurring items results in an adjusted FFO of $0.62 per share. We have closed out our futures positions and do not anticipate any further securities impairment charges. Looking at recurring FFO, together with non-recurring gains on sales of properties, plus non-recurring securities losses, fiscal 2008 is anticipated to be an excellent year.

Our current earnings projections reflect favorably on the coverage for our common and preferred dividends. The common share price now represents a substantial discount to the underlying net asset value. With a current yield of over 8%, management considers both our common shares and preferred shares to be one of the best risk adjusted investments available. Opportunities can develop in the less efficient markets in which small cap companies trade and we feel the current market price of our common and preferred shares represents an opportunity worthy of being brought to your attention.

We have in the past commented on increasing our efficiency by combining with our other REIT UMH Properties, Inc.  There are advantages and disadvantages to combining these two affiliated companies. The current price of UMH shares makes it an attractive investment.  We believe it logical for Monmouth to increase its holdings of UMH at this time.